Exhibit 99.1

B&G Foods Completes Purchase of Grandma’s® Molasses from Cadbury Schweppes Americas Beverages

Parsippany, N.J., January 10, 2006—B&G Foods, Inc. (AMEX: BGF), a manufacturer and distributor of high quality, shelf-stable foods, today announced that effective January 10, 2006, a subsidiary of B&G Foods has completed the purchase of the Grandma’s Molasses brand from Mott’s LLP, a Cadbury Schweppes Americas Beverages company, for the previously announced price of $30 million in cash and certain assumed liabilities.  B&G Foods used the proceeds of a new $25 million term loan under its existing credit facility, as amended, together with cash on hand to fund the acquisition.

Grandma’s Molasses is the leading brand of premium-quality molasses sold in the United States.  These products are distributed nationally and in all trade channels, with the majority of sales originating from the grocery, food service and mass merchandiser segments of the market.

David L. Wenner, Chief Executive Officer of B&G Foods, stated, “We are pleased to have completed this acquisition, which complements our brand portfolio, leverages our existing infrastructure and positions us well for future growth.”

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, shelf-stable foods across the United States, Canada and Puerto Rico. B&G Foods’ products include Mexican-style sauces, pickles and peppers, hot sauces, wine vinegar, maple syrup, molasses, fruit spreads, pasta sauces, beans, spices, salad dressings, marinades, taco kits, salsas and taco shells. B&G Foods competes in the retail grocery, food service, specialty store, private label, club and mass merchandiser channels of distribution. Based in Parsippany, N.J., B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Brer Rabbit, Emeril’s, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Ortega, Polaner, Red Devil, Regina, San Del, Ac’cent Sa-Son, Trappey’s, Underwood, Up Country Organics, Vermont Maid, Wright’s and now Grandma’s Molasses.

About Mott’s LLP and Cadbury Schweppes plc

Mott’s LLP, a subsidiary of Cadbury Schweppes Americas Beverages, which is a division of London-based Cadbury Schweppes plc (NYSE: CSG), is headquartered in Rye Brook, NY.  Mott’s is the nation’s leading producer of branded apple sauce and apple juice.

Cadbury Schweppes is the world’s largest confectionery company and has a strong regional presence in beverages in the Americas and Australia. With origins stretching back over 200 years, today Cadbury Schweppes’ products—which include brands such as Cadbury, Schweppes, Halls, Trident, Dr Pepper, Snapple, Trebor, Dentyne, Bubblicious and Bassett—are enjoyed in almost every country around the world.  The Group employs around 50,000 people.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”   Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission.

Contacts:

Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Don Duffy	John Flanagan
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